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                                                                   EXHIBIT 99.5

                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL
-------------------------


February 4, 2002


Board of Directors
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304


Re: Amendment No. 4 to Registration Statement on Form S-4 of Hewlett-Packard
    Company (File No. 333-73454)


Ladies and Gentlemen:


Reference is made to our opinion letter, dated September 3, 2001, with respect to the fairness from a financial point of view to Hewlett-Packard Company ("Hewlett-Packard") of the exchange ratio of 0.6325 shares of Common Stock, par value $0.01 per share (the "Hewlett-Packard Common Stock"), of Hewlett-Packard to be exchanged by Hewlett-Packard for each share of Common Stock, par value $0.01 per share, of Compaq Computer Corporation ("Compaq") pursuant to the Agreement and Plan of Reorganization, dated as of September 4, 2001, by and among Hewlett-Packard, Heloise Merger Corporation, a wholly owned subsidiary of Hewlett-Packard, and Compaq.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Hewlett-Packard in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Hewlett-Packard has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of HP Financial Advisor Regarding the Merger," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger--Financial Benefits of the Merger," "The Merger--Consideration of the Merger by the HP Board of Directors," and "The Merger--Opinion of HP Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is

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Hewlett-Packard Company

February 4, 2002

Page Two

it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)